UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

(44) 203 325 0660
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Chief Financial Officer

On March 29, 2017, Vivid Sehgal resigned his position as Chief Financial Officer of LivaNova Plc ("LivaNova"), effective on May 31, 2017, to pursue other opportunities.  LivaNova has commenced a search for Mr. Sehgal's successor.  Mr. Sehgal will make himself available after May 31, 2017, if needed, to support the transition of his responsibilities to his successor.

On March 30, 2017, the Compensation Committee of LivaNova's Board of Directors approved the following compensation in connection with Mr. Sehgal's separation in exchange for a release of claims and his cooperation with the transition of his responsibilities:  (i) four months of base salary, or £106,667 ($133,754)1; (ii) four months of supplemental pension contribution, or £28,000 ($35,110); (iii) four months of car allowance, or £4,400 ($5,517); (iv) five months of his 2017 target bonus, or £100,000 ($125,394); (v) seven months of supplemental health insurance coverage (through December 31, 2017) for him and his family, or approximately £42,000 ($52,666); (vi) legal fees for his solicitor not to exceed £10,000 ($12,539); and (vii) accelerated vesting of 5,208 service-based restricted stock units that otherwise would have vested in March 2018.  In addition, Mr. Sehgal will be entitled to payment of his bonus for 2016 in the amount of £192,000 ($240,756).

Item 7.01 Regulation FD Disclosure.
On March 31, 2017, LivaNova issued a press release announcing the management change described in Item 5.02(b) of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.
The information in this item, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

1 Amounts payable in British Pounds are converted to U.S. Dollars based on the average selling price for British Pounds for the 24-hour period ending March 28, 2017 at 22:00 UTC ($1.25394) as published by OANDA Corporation.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Description

99.1	Press Release of LivaNova Plc dated March 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: March 31, 2017	By:/s/ Catherine Moroz
Name: Catherine Moroz
Title: Company Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of LivaNova Plc dated March 31, 2017.